UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 1, 2002

Western Sierra Bancorp

(Exact Name of Registrant as Specified in Its Charter)

California

(State or other Jurisdiction of Incorporation)

000-25979	68-0390121

(Commission File Number)	(IRS Employer Identification Number)

4080 Goldorado Circle, 2nd Floor, Cameron Park, California	95682

(Address of Principal Executive Offices)	(Zip Code)

(530) 677-5600

(Registrant’s Telephone Number, Including Area Code)

3350 Country Club Drive, Cameron Park, California 95682

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
SIGNATURES

Item 2. Acquisition or Disposition of Assets.

     On April 1, 2002, pursuant to the Agreement and Plan of Reorganization dated November 15, 2001, Central California Bank (“Central”) was acquired by Registrant through a merger and became Registrant’s wholly-owned subsidiary.

     As of December 31, 2001, Central had total assets of $77.4 million, comprising $4.8 million in cash and due from banks, $26.0 million in federal funds sold, interest-bearing deposits at other banks and investment securities, $44.7 million in net loans, and $1.9 million in other assets. Total liabilities at December 31, 2001 amounted to $72.0 million, including $71.5 million in deposits.

     The total consideration to be paid to Central shareholders amounts to approximately $9,173,000, which will be comprised of approximately $4,175,000 in cash and approximately 252,271 shares of Registrant’s Common Stock valued at approximately $4,998,000. The funds required to pay the cash portion of the consideration were obtained by Registrant through the issuance of $10,000,000 of trust preferred securities in December, 2001. Additionally, Messrs. Charles W. Bacchi, Lary A. Davis and Gary D. Gall were added to Central’s Board of Directors, and Messrs. Matthew A. Bruno and William Eames were added to Registrant’s Board of Directors.

Item 7. Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired.

     Registrant’s investment in Central as a percentage of Registrant’s total consolidated assets, Central’s assets as a percentage of Registrant’s total consolidated assets, and Central’s pre-tax income as a percentage of Registrant’s total consolidated pre-tax income are all less than 20%. Accordingly, pursuant to Rule 3-05(b)(2)(i) of Regulation S-X, no financial statements for Central are required.

     (b)  Pro Forma Financial Information

     Pursuant to Rule 11-01(c) of Regulation S-X, pro forma combined financial information is not required.

     (c)  Exhibits

Exhibit No.		Page

2.1	Agreement and Plan of Reorganization by and between Registrant and Central dated as of November 15, 2001(1)

(1)	Filed as Exhibit 2.1 to Registrant’s Current Report on Form 8-K dated November 15, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN SIERRA BANCORP

Date: April 12, 2002	/s/ Gary D. Gall

Gary D. Gall, President and Chief Executive Officer